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                       February 14, 2023

       Julie Z. Weedman
       Senior Vice President and CFO
       Golden Minerals Company
       350 Indiana Street, Suite 650
       Golden, Colorado 80401

                                                        Re: Golden Minerals
Company
                                                            Form 10-K for the
fiscal year ended December 31, 2021
                                                            Filed March 23,
2022
                                                            File No. 001-13627

       Dear Julie Z. Weedman:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                       Sincerely,


                       Division of Corporation Finance

                       Office of Energy & Transportation